Registration No. 333-_____
                                                            Filed May 21, 1999


                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                 -------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 -------------

                            R&G FINANCIAL CORPORATION
   ---------------------------------------------------------------------------
    (Exact Name of Registrant as specified in its Articles of Incorporation)


        Puerto Rico                                      66-0532217
  ------------------------                     ---------------------------------
  (State of incorporation)                     (IRS Employer Identification No.)


                           280 Jesus T. Pinero Avenue
                      Hato Rey, San Juan, Puerto Rico 00918
                 ----------------------------------------------

          (Address of principal executive offices, including zip code)



                   R&G FINANCIAL CORPORATION STOCK OPTION PLAN
      ---------------------------------------------------------------------
                            (Full Title of the Plan)


                                           Copies to:
                                           Norman B. Antin, Esq.
Victor J.  Galan                           Elias, Matz, Tiernan & Herrick L.L.P.
Chairman of the Board                      734 15th Street, N.W.
 and Chief Executive Officer               Washington, D.C.  20005
R&G Financial Corporation                  (202) 347-0300
280 Jesus T. Pinero Avenue
Hato Rey, San Juan, Puerto Rico 00918
(787) 758-2424
------------------------------------
(Name, address, and telephone number
 of agent for service)

                         CALCULATION OF REGISTRATION FEE

            Title of                                  Proposed             Proposed
           Securities                                  Maximum              Maximum               Amount of
             to be                Amount to be     Offering Price          Aggregate            Registration
           Registered            Registered(1)        Per Share         Offering Price               Fee

Class B Common Stock, par
value $.01 per share             756,000           $    4.16   (3)      $3,144,960 (3)         $      875

Class B Common Stock, par
value $.01 per share             113,400           $   15.4375 (4)      $1,750,613 (4)         $      487
                                 -------                                ----------             ----------

Total                            869,400(2)                             $4,895,573             $    1,362
                                 =======                                ==========             ==========

(1) Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the R&G Financial Corporation ("Company" or "Registrant") Stock Option Plan (the "Plan") as a result of a stock split, stock dividend or similar adjustment of the outstanding Class B common stock, $.01 par value per share ("Common Stock"), of the Company.

(2)   Represents shares reserved for issuance pursuant to the Plan.

(3) Estimated solely for the purpose of calculating the registration fee, which has been calculated pursuant to Rule 457(h) promulgated under the Securities Act of 1933, as amended ("Securities Act"). The Proposed Maximum Offering Price Per Share is equal to the weighted average exercise price for the options to purchase 756,000 shares of Common Stock which are outstanding under the Plan as of the date hereof.

(4) Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(c) promulgated under the Securities Act. The Proposed Maximum Offering Price Per Share for the 113,400 shares for which stock options have not been granted under the Plan is equal to the closing sales price of the Common Stock of the Company on May 18, 1999 on the Nasdaq Stock Market.

                           --------------------------

         This Registration Statement shall become effective automatically upon the date of filing in accordance with Section 8(a) of the Securities Act and 17 C.F.R. Section 230.462.

                                     PART I

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

------------------------------------------

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended ("Securities Act"), and the Note to Part I on Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

         The following documents filed or to be filed with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement:

                  (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1998 filed with the Commission on March 31, 1999;

                  (b) All reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the financial statements in the Annual Report referred to in clause (a) above;

                  (c) The description of the Common Stock of the Company contained in the Company's Registration Statement on Form 8-A filed with the Commission on August 5, 1996;

                  (d) All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

         Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

         Not  applicable  since the Company's  Common Stock is registered  under
Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

         Not applicable.

Item 6. Indemnification of Directors and Officers.

          Article VI of the Registrant's Bylaws provide as follows:

          6.1  Indemnification.

          (a) The Company shall indemnify, to the fullest extent authorized by the General Corporation Law of the Commonwealth of Puerto Rico, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee, or agent of the Company, or is or was serving at the written request of the Company as a director, officer, employer or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a matter he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, provided that the Company shall not be liable for any amounts which may be due to any person in connection with a settlement of any action, suit or proceeding effected without its prior written consent or any action, suit or proceeding initiated by any person seeking indemnification hereunder without its prior written consent. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, that such person had reasonable cause to believe that his conduct was unlawful.

          (b) The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the Company, or is or was serving at the written request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which such court shall deem proper.

          (c) To the extent that a director, officer, employee, or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 6.1(a) or Section 6.1(b) of this
Article VI, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

          (d) Any indemnification under Section 6.1(a) or Section 6.1(b) of this Article VI (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth therein. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.

          (e) The Company shall not be liable for any amounts which may be due to any person in connection with a settlement of any action, suit or proceeding initiated by any person seeking indemnification under this Article VI without its prior written consent.

          6.2 Advancement of Expenses. Reasonable expenses (including attorneys' fees) incurred in defending a civil or criminal action, suit or proceeding described in Section 6.1 may be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Company as authorized in this Article VI.

          6.3 Other Rights and Remedies. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

          6.4 Insurance. By action of its Board of Directors, notwithstanding any interest of the directors in the action, the Company may purchase and maintain insurance, in such amounts as the Board of Directors deems appropriate, on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the written request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power or would be required to indemnify him against such liability under the provisions of this Article VI or of the General Corporation Law of the Commonwealth of Puerto Rico, or of the laws of any other State or political dependency of the United States or foreign country as may be applicable.

          6.5 Modification. The duties of the Company to indemnify and to advance expenses to a director, officer, employee or agent provided in this
Article VI shall be in the nature of a contract between the Company and each such person, and no amendment or repeal of any provision of this Article VI shall alter, to the detriment of such person, the right of such person to the advance of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment or repeal.

          An unofficial English translation of Article 4.08 of the General Corporation Law of 1996 of the Commonwealth of Puerto Rico provides:

          A. A corporation may indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that said person was or is a director, officer employee, or agent of the corporation, or was or is serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnification may include expenses reasonably incurred, including attorneys' fees, awards or judgments, fines and amounts paid in settlement of such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any legal action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith or in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, that the person did not have reasonable cause to believe that his conduct was unlawful.

          B. A corporation may indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to protect the interests of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnification may include expenses reasonably incurred, including attorneys' fees, in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in, and not opposed to, the best interests of the corporation. No indemnification shall be made in respect of any claim, matter or issue as to which such person shall have been adjudged to be liable to the corporation unless, upon application therefor, the court in which such action or suit was brought shall determine that, despite the adjudication of liability and in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which such court shall deem proper, and only to the extent to which said court shall determine.

          C. To the extent that a director, officer, employee, or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections A and B or in defense of any claim, matter or issue related thereto, he shall be indemnified against expenses reasonably incurred by him (including attorneys' fees) by reason of such action, suit or proceeding.

          D. Any indemnification under subsections A and B (except that ordered by a court) shall be made by the corporation, only as authorized in the specific case, upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections A and B of this article. Such determination shall be made:

                  1. by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, even if said directors constitute less than a quorum; or

                  2. if there shall not be any such directors, or if such directors shall so determine by an independent legal counsel in a written opinion to such effect; or

                  3.  by the stockholders.

         E. Prior to the final disposition of such action, suit or proceeding, the corporation may pay in advance expenses incurred by an officer or director defending a civil or criminal action, suit or proceeding. Upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to such indemnification by the corporation, as authorized in this Article. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems convenient.

         F. The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement (of expenses) may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding such office.

         G. Every corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article.

          H. For purposes of this Article, "the corporation" shall be deemed to include, in addition to the resulting corporations, any corporation which is a party to any consolidation or merger that is absorbed in a consolidation or merger which, if its separate legal existence had continued, would have had the power and authority to indemnify its directors, officers, and employees or agents. So that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer or employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate legal existence had continued.


          I. For purposes of this Article, the term "other enterprises" shall include employee benefit plans. The term "fines" shall include any taxes assessed on a person with respect to any benefit or employee plan. The term "serving at the request of the corporation" shall include any service as a director, officer, employee, or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee pension plan, its participants, or beneficiaries. A person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee pension plan shall further be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this Article.

Item 7.  Exemption from Registration Claimed.

         Not applicable since no restricted securities will be reoffered or resold pursuant to this Registration Statement.

Item 8.  Exhibits

         The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

 No.              Exhibit                                                Page
 ---              -------                                                ----

 4                Common Stock Certificate                                 *

 5                Opinion of Elias, Matz, Tiernan & Herrick               E-1
                    L.L.P. as to the legality of the securities

 23.1             Consent of Elias, Matz, Tiernan & Herrick               --
                  L.L.P. (contained in the opinion included
                   as Exhibit 5)

 23.2             Consent of PricewaterhouseCoopers LLP                   E-3

 24               Power of attorney for any subsequent                    --
                   amendments is located in the signature pages

 99.1             R&G Financial Corporation Stock Option Plan              *

----------

     * Incorporated by reference from the Company's Registration Statement on Form S-1 (Commission File No. 333-06245) filed with the Commission on June 18, 1996, as amended.

Item 9.  Undertakings.

         The undersigned Registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the Registration Statement; provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. That, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Juan, Commonwealth of Puerto Rico on the 21st day of May 1999.

R&G FINANCIAL CORPORATION



By:      /s/ Victor J. Galan
         ----------------------------
         Victor J.  Galan
         Chairman of the Board and Chief
          Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each of the directors and/or officers of R&G Financial Corporation whose signature appears below hereby appoints Victor
J. Galan, as his or her attorney-in-fact to sign in his or her name and behalf, in any and all capacities stated below and to file with the Securities and Exchange Commission any and all amendments, including post-effective amendments, to this Registration Statement on Form S-8, making such changes in the Registration Statement as appropriate, and generally to do all such things in their behalf in their capacities as directors and/or officers to enable R&G Financial Corporation to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.

            Name                                        Title                               Date
            ----                                        -----                               ----

/s/ Victor J. Galan                         Chairman of the Board and Chief                   May 21, 1999
---------------------------                 Executive  Officer
Victor J. Galan                             (principal executive officer)



/s/ Ana M. Armendariz                       Director and Treasurer                            May 21, 1999
---------------------------
Ana M. Armendariz



/s/ Ramon Prats                             Executive Vice President and Director             May 21, 1999
---------------------------
Ramon Prats

            Name                                        Title                               Date
            ----                                        -----                               ----
/s/ Enrique Umpierre-Suarez                 Director and Secretary                            May 21, 1999
---------------------------
Enrique Umpierre-Suarez


/s/ Victor L. Galan Fundora                 Director                                          May 21, 1999
---------------------------
Victor L. Galan Fundora


/s/ Juan J. Diaz                            Director                                          May 21, 1999
---------------------------
Juan J. Diaz


/s/ Pedro Ramirez                           Director                                          May 21, 1999
---------------------------
Pedro Ramirez


/s/ Laureno Carus Abarca                    Director                                          May 21, 1999
---------------------------
Laureno Carus Abarca


/s/ Eduardo McCormack                       Director                                          May 21, 1999
---------------------------
Eduardo McCormack


/s/ Gilberto Rivera-Arreaga                 Director                                          May 21, 1999
---------------------------
Gilberto Rivera-Arreaga


/s/ Benigno R. Fernandez                    Director                                          May 21, 1999
----------------------------
Benigno R. Fernandez


/s/ Joseph R. Sandoval                      Senior Vice President and Chief Financial         May 21, 1999
----------------------------                Officer (Principal financial and
Joseph R. Sandoval                          accounting officer)

            Name                                        Title                               Date
            ----                                        -----                               ----
/s/ Ileana M.  Colon-Carlo                  Director                                          May 21, 1999
----------------------------
Ileana M.  Colon-Carlo

                                                                                              May 21, 1999
/s/ Roberto Gorbea                          Director
----------------------------
Roberto Gorbea

                                       13